Exhibit 99.1

SPX REPORTS FIRST QUARTER 2015 RESULTS

•                  Q1 Revenues of $947 Million Declined 12%, Including a 6% Currency Headwind

•                  Q1 Segment Income of $76 Million, or 8.0% of Revenues, In-Line with Target

•                  Spin-Off of Flow Business On Track and Expected to be Completed in Q3 2015

•                  Q1 2015 Results Included $0.22 Per Share of Spin-Related Costs

•                  Expects Full Year Revenue to Decline 6% to 10%, Including a 6% Currency Headwind

CHARLOTTE, NC — April 29, 2015 — SPX Corporation (NYSE:SPW) today reported results for the quarter ended March 28, 2015.

First Quarter 2015 Overview:

•                  Revenues declined 12.1% to $0.95 billion from $1.08 billion in the year-ago quarter.  The impact of the stronger U.S. dollar on foreign currencies decreased revenues by 6.4%.  Organic revenues* decreased 5.7%, due primarily to lower power and energy revenue in the Flow and Thermal segments, largely reflecting the impact of lower oil prices on customer capital spending decisions and on-going weakness in power generation markets.

•                  Segment income and margins declined to $75.5 million and 8.0%, compared to $98.7 million and 9.2% in the year-ago quarter, due primarily to the organic revenue decline.

•                  Diluted net loss per share from continuing operations was ($0.17) in Q1 2015 as compared to diluted net income of $6.59 per share in Q1 2014.

•                  The Q1 2015 results included $0.22 per share of costs associated with the planned spin-off of the Flow business.

•                  The Q1 2014 results included a gain of $7.00 per share on the sale of the company’s joint venture interest in EGS Electrical Group, LLC, a charge of $0.45 per share related to the early extinguishment of debt, and pension expense of $0.24 per share associated with the completion of a voluntary lump-sum offering.

•                  Net cash used in continuing operations was $108.3 million, compared to $58.6 million in Q1 2014.

•                  Free cash flow used in continuing operations* was $122.7 million, compared to $69.9 million in Q1 2014.  The year-over-year variance in free cash flow was due primarily to working capital performance, lower operating profit and currency translation headwinds.

“As expected, our Q1 results reflect the strengthening of the U.S. dollar, the impact of lower oil prices on our customers’ capital spending decisions and on-going weakness in power generation markets. Broadly speaking, these factors have caused many of our customers to re-evaluate their capital spending budgets, leading to delayed order placement and project timing.  As a result, Q1 orders across our power and energy businesses were down double-digits over the prior year and significantly lower than anticipated.  These declines offset strong order growth in our Food and Beverage business, both sequentially and year-over-year.  Our Food and Beverage business also delivered solid revenue growth and strong margin improvement during the quarter,” said Chris Kearney, Chairman, President and CEO of SPX.

Kearney continued, “Given the slower than expected start to the year and the uncertain timing of our customers’ capital investments in oil and oil-related markets, we have implemented cost reduction initiatives and increased our planned restructuring actions for the year.  Our revised full year targets reflect these changes, as well as the strengthening of the U.S. dollar.  For 2015, we now expect organic revenue to be flat to down 4% with total revenue down 6% to 10%, including a 6% currency headwind.  And we expect to modestly improve segment income margins over the prior year.”

“From a strategic perspective, we are focused on executing the spin-off of our Flow business and remain on track to complete the spin transaction in the third quarter.  We believe this is a unique opportunity to create value for our shareholders at both future companies, SPX FLOW, Inc. and the new SPX Corporation.”

2015 Financial Modeling Approach:

The company updated its 2015 financial modeling targets for revenue, segment income, consolidated EBITDA(2) and other reasonably predictable items.  SPX management does not believe it is useful to provide 2015 EPS guidance given its plan to complete the spin-off of its Flow business in Q3 2015 and the uncertain timing of related financial impacts.

Updated 2015 Financial Modeling Targets:

Total revenues vs. 2014	(6%) to (10%)
Currency impact to revenues	~(6%)
Organic revenues	flat to (4%)
Segment Income margin vs. 2014	+~10 points
Free Cash Flow Conversion (1)	~100% of Net Income
Special Charges (Restructuring)	$25m to $30m
Consolidated EBITDA (2)	$500m to $540m

Flow Technology

Revenues for Q1 2015 were $530.8 million, compared to $616.7 million in Q1 2014, a decrease of $85.9 million, or 13.9%.  Currency fluctuations decreased revenues 8.3%, or $51.4 million, while organic revenues* declined 5.6%, or $34.5 million. The decrease in organic revenues was due primarily to a double-digit decline in power and energy sales, largely reflecting the impact of lower oil prices.  This decline was offset partially by a year-over-year increase in sales of food and beverage components and systems.

Segment income was $59.3 million, or 11.2% of revenues, in Q1 2015, compared to $66.2 million, or 10.7% of revenues, in Q1 2014. Segment income was lower versus the prior year due primarily to currency fluctuations and the organic decline in power and energy revenues, partially offset by improved operational performance within the food and beverage business, as well as cost reductions associated with restructuring actions completed in the prior year.  Segment income margins increased 50 points driven by the food and beverage business, which saw a sharp increase in year-over-year operating margins, reflecting disciplined order selectivity and improved large project execution.

Thermal Equipment and Services

Revenues for Q1 2015 were $247.2 million, compared to $279.6 million in Q1 2014, a decrease of $32.4 million, or 11.6%.  Organic revenues* declined 6.8%, or $19.1 million, while currency fluctuations decreased revenues by 4.8%, or $13.3 million.  The organic revenue decline was concentrated in power generation markets and due primarily to lower sales of heat exchangers in Asia Pacific and a reduction in revenue associated with the large power projects in South Africa.  These declines were partially offset by increased global sales of package cooling towers.

The segment recorded a loss of ($2.8) million in Q1 2015 compared to income of $9.2 million, or 3.3% of revenues, in Q1 2014.  The decrease in segment income was due primarily to a decline of approximately $8.0 million of income related to the large power projects in South Africa and the organic revenue declines described above.  In addition, a reduced volume of higher margin, cooling tower reconstruction projects led to an unfavorable sales mix as compared to the prior year. These declines were partially offset by increased income and margins within the segment’s personal comfort heating businesses.

Industrial Products and Services and Other

Revenues for Q1 2015 were $168.9 million, compared to $180.8 million in Q1 2014, a decline of $11.9 million, or 6.6%.  Organic revenues* declined 4.4%, while currency fluctuations decreased revenues by 2.2%.  The organic revenue decline was due primarily to lower sales of fare collection systems, power transformers and communication technologies, partially offset by an increase in sales of portable cable and pipe locators.

Segment income was $19.0 million, or 11.2% of revenues, in Q1 2015, compared to $23.3 million, or 12.9% of revenues, in Q1 2014.  The decline in segment income was due primarily to the organic revenue declines in fare collection systems and communication technologies.

OTHER ITEMS

Dividend:   On February 27, 2015, the company announced that its Board of Directors declared a quarterly dividend of $0.375 per common share to shareholders of record on March 16, 2015, which was paid on April 1, 2015.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended March 28, 2015 with the Securities and Exchange Commission no later than May 7, 2015. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global multi-industry manufacturing leader with approximately $5 billion in annual revenue, operations in more than 35 countries and over 14,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages. The company’s products include food processing systems, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

*Non-GAAP number. See attached schedules for reconciliation to most comparable GAAP number.

(1) Excludes costs and cash flows related to executing the spin-off of the Flow business*

(2) Consolidated EBITDA as defined by SPX’s credit facilities*

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.  Also, there can be no assurance as to when the company’s planned spin-off will be completed, if at all, or if the spin-off will be completed in the form contemplated.  Even if the transaction is completed as and on the timetable currently contemplated, the two publicly-traded companies may not realize some of or all projected benefits, or expenses relating to the spin-off may be significantly higher than projected.  Following completion of the spin-off, there can be no guarantee the combined value of the common stock of the two publicly traded companies will equal or exceed the value of our stock had the spin-off not occurred. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended
	March 28, 2015	March 29, 2014

Revenues	$946.9	$1,077.1

Costs and expenses:
Cost of products sold	685.0	775.6
Selling, general and administrative	233.2	267.5
Intangible amortization	7.3	8.3
Special charges, net	6.6	10.0
Operating income	14.8	15.7

Other income, net	0.8	490.6
Interest expense	(16.8)	(19.3)
Interest income	1.1	2.2
Loss on early extinguishment of debt	—	(32.5)
Income (loss) from continuing operations before income taxes	(0.1)	456.7

Income tax provision	(9.5)	(160.0)
Income (loss) from continuing operations	(9.6)	296.7

Income from discontinued operations, net of tax	—	0.1
Gain (loss) on disposition of discontinued operations, net of tax	(0.4)	21.0
Income (loss) from discontinued operations, net of tax	(0.4)	21.1

Net income (loss)	(10.0)	317.8
Less: Net loss attributable to noncontrolling interests	(2.9)	(0.4)
Net income (loss) attributable to SPX Corporation common shareholders	$(7.1)	$318.2

Amounts attributable to SPX Corporation common shareholders:
Income (loss) from continuing operations, net of tax	$(6.7)	$297.1
Income (loss) from discontinued operations, net of tax	(0.4)	21.1
Net income (loss)	$(7.1)	$318.2

Basic income (loss) per share of common stock:
Income (loss) from continuing operations attributable to SPX Corporation common shareholders	$(0.17)	$6.72
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.01)	0.47
Net income (loss) per share attributable to SPX Corporation common shareholders	$(0.18)	$7.19

Weighted average number of common shares outstanding - basic	40.503	44.236

Diluted income (loss) per share of common stock:
Income (loss) from continuing operations attributable to SPX Corporation common shareholders	$(0.17)	$6.59
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.01)	0.47
Net income (loss) per share attributable to SPX Corporation common shareholders	$(0.18)	$7.06

Weighted average number of common shares outstanding - diluted	40.503	45.082

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 28,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and equivalents	$363.1	$427.6
Accounts receivable, net	1,026.2	1,067.4
Inventories, net	525.4	497.8
Other current assets	150.5	98.5
Deferred income taxes	128.0	123.8
Total current assets	2,193.2	2,215.1
Property, plant and equipment:
Land	54.8	56.4
Buildings and leasehold improvements	352.6	361.8
Machinery and equipment	824.3	825.9
	1,231.7	1,244.1
Accumulated depreciation	(574.0)	(573.2)
Property, plant and equipment, net	657.7	670.9
Goodwill	1,401.0	1,455.4
Intangibles, net	791.0	831.0
Other assets	736.9	729.8
TOTAL ASSETS	$5,779.8	$5,902.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$432.8	$462.0
Accrued expenses	846.1	892.3
Income taxes payable	42.9	43.7
Short-term debt	298.5	181.1
Current maturities of long-term debt	37.7	30.8
Total current liabilities	1,658.0	1,609.9

Long-term debt	1,149.9	1,157.8
Deferred and other income taxes	283.1	294.9
Other long-term liabilities	1,001.1	1,018.5
Total long-term liabilities	2,434.1	2,471.2

Equity:
SPX Corporation shareholders’ equity:
Common stock	1,009.2	1,008.2
Paid-in capital	1,618.4	1,600.8
Retained earnings	2,615.3	2,637.8
Accumulated other comprehensive income (loss)	(68.0)	62.6
Common stock in treasury	(3,487.1)	(3,491.5)
Total SPX Corporation shareholders’ equity	1,687.8	1,817.9
Noncontrolling interests	(0.1)	3.2
Total equity	1,687.7	1,821.1
TOTAL LIABILITIES AND EQUITY	$5,779.8	$5,902.2

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended
	March 28, 2015	March 29, 2014
Cash flows used in operating activities:
Net income (loss)	$(10.0)	$317.8
Less: Income (loss) from discontinued operations, net of tax	(0.4)	21.1
Income (loss) from continuing operations	(9.6)	296.7
Adjustments to reconcile income (loss) from continuing operations to net cash used in operating activities:
Special charges, net	6.6	10.0
Gain on asset sales	—	(491.5)
Loss on early extinguishment of debt	—	32.5
Deferred and other income taxes	(0.3)	(58.3)
Depreciation and amortization	25.0	27.6
Pension and other employee benefits	6.7	24.8
Stock-based compensation	23.6	24.7
Other, net	1.9	0.2
Changes in operating assets and liabilities, net of effects from divestiture:
Accounts receivable and other assets	(52.4)	(22.4)
Inventories	(44.4)	(50.4)
Accounts payable, accrued expenses and other	(61.5)	156.8
Cash spending on restructuring actions	(3.9)	(9.3)
Net cash used in continuing operations	(108.3)	(58.6)
Net cash used in discontinued operations	(0.5)	(2.0)
Net cash used in operating activities	(108.8)	(60.6)

Cash flow from (used in) investing activities:
Proceeds from asset sales and other	—	575.7
Increase in restricted cash	(0.1)	(0.1)
Capital expenditures	(14.4)	(11.3)
Net cash from (used in) continued operations	(14.5)	564.3
Net cash from discontinued operations	—	38.3
Net cash from (used in) investing activities	(14.5)	602.6

Cash flows from (used in) financing activities:
Repurchase of senior notes (includes premiums paid of $30.6)	—	(530.6)
Borrowings under senior credit facilities	196.0	—
Repayments under senior credit facilities	(119.0)	—
Borrowings under trade receivables agreement	70.0	—
Repayments under trade receivables agreement	(25.0)	—
Net repayments under other financing arrangements	(4.3)	(53.9)
Purchases of common stock	—	(134.3)
Minimum withholdings paid on behalf of employees for net share settlements, net	(5.2)	(11.5)
Financing fees paid	—	(0.4)
Dividends paid	(15.6)	(11.7)
Net cash from (used in) continuing operations	96.9	(742.4)
Net cash used in discontinued operations	—	—
Net cash from (used in) financing activities	96.9	(742.4)
Change in cash and equivalents due to changes in foreign currency exchange rates	(38.1)	(5.4)
Net change in cash and equivalents	(64.5)	(205.8)
Consolidated cash and equivalents, beginning of period	427.6	691.8
Consolidated cash and equivalents, end of period	$363.1	$486.0

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF REPORTABLE SEGMENTS AND OTHER OPERATING SEGMENTS

(Unaudited; in millions)

	Three months ended
	March 28, 2015	March 29, 2014	Δ	%/bps
Flow Technology reportable segment

Revenues	$530.8	$616.7	$(85.9)	-13.9%
Gross profit	172.4	192.4	(20.0)
Selling, general and administrative expense	107.3	119.5	(12.2)
Intangible amortization expense	5.8	6.7	(0.9)
Income	$59.3	$66.2	$(6.9)	-10.4%
as a percent of revenues	11.2%	10.7%		50	bps

Thermal Equipment and Services reportable segment

Revenues	$247.2	$279.6	$(32.4)	-11.6%
Gross profit	41.1	54.6	(13.5)
Selling, general and administrative expense	42.8	44.1	(1.3)
Intangible amortization expense	1.1	1.3	(0.2)
Income (loss)	$(2.8)	$9.2	$(12.0)	-130.4%
as a percent of revenues	-1.1%	3.3%		-440	bps

Industrial Products and Services and Other

Revenues	$168.9	$180.8	$(11.9)	-6.6%
Gross profit	48.4	55.6	(7.2)
Selling, general and administrative expense	29.0	32.0	(3.0)
Intangible amortization expense	0.4	0.3	0.1
Income	$19.0	$23.3	$(4.3)	-18.5%
as a percent of revenues	11.2%	12.9%		-170	bps

Consolidated Revenues	$946.9	$1,077.1	$(130.2)	-12.1%
Consolidated Segment Income	75.5	98.7	(23.2)	-23.5%
as a percent of revenues	8.0%	9.2%		-120	bps

Total income for reportable and other operating segments	$75.5	$98.7	$(23.2)
Corporate expenses	29.2	28.5	0.7
Pension and postretirement expense	1.3	19.8	(18.5)
Stock-based compensation expense	23.6	24.7	(1.1)
Special charges, net	6.6	10.0	(3.4)
Consolidated Operating Income	$14.8	$15.7	$(0.9)	-5.7%
as a percent of revenues	1.6%	1.5%		10	bps

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended March 28, 2015
	Net Revenue		Foreign	Organic Revenue
	Decline	Acquisitions	Currency	Decline

Flow Technology reportable segment	(13.9)%	—%	(8.3)%	(5.6)%

Thermal Equipment and Services reportable segment	(11.6)%	—%	(4.8)%	(6.8)%

Industrial Products and Services and Other	(6.6)%	—%	(2.2)%	(4.4)%

Consolidated	(12.1)%	—%	(6.4)%	(5.7)%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW RECONCILIATION

(Unaudited; in millions)

	Three months ended
	March 28, 2015	March 29, 2014

Net cash used in continuing operations	$(108.3)	$(58.6)

Capital expenditures - continuing operations	(14.4)	(11.3)

Free cash flow used in continuing operations	$(122.7)	$(69.9)

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Three months ended
March 28, 2015

Beginning cash and equivalents	$427.6

Cash used in continuing operations	(108.3)
Increase in restricted cash	(0.1)
Capital expenditures	(14.4)
Borrowings under senior credit facilities	196.0
Repayments under senior credit facilities	(119.0)
Net borrowings under trade receivables agreement	45.0
Net repayments under other financing arrangements	(4.3)
Minimum withholdings paid on behalf of employees for net share settlements, net	(5.2)
Dividends paid	(15.6)
Cash used in discontinued operations	(0.5)
Change in cash and equivalents due to changes in foreign currency exchange rates	(38.1)

Ending cash and equivalents	$363.1

	Debt at				Debt at
	December 31, 2014	Borrowings	Repayments	Other	March 28, 2015

Domestic revolving loan facility	$133.0	$196.0	$(119.0)	$—	$210.0
Term loan	575.0	—	—	—	575.0
6.875% senior notes, due in August 2017	600.0	—	—	—	600.0
Trade receivables financing arrangement	10.0	70.0	(25.0)	—	55.0
Other indebtedness	51.7	0.2	(4.5)	(1.3)	46.1
Totals	$1,369.7	$266.2	$(148.5)	$(1.3)	$1,486.1

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED EBITDA RECONCILIATION

(Unaudited; in millions)

2015
Mid-Point Target

Net income	$177.0

Income tax provision	80.0
Net interest expense	68.0

Income before interest and taxes	325.0

Depreciation and amortization expense	104.0

EBITDA	429.0

Adjustments:
Non-cash compensation expense	57.0
Extraordinary non-recurring cash charges	33.0
Joint venture EBITDA adjustments	1.0

Consolidated EBITDA*	$520.0

*Consolidated EBITDA as defined in the credit facility. The $520.0 represents the mid-point of our 2015 Consolidated EBITDA target of $500.0 to $540.0.